ShengdaTech’s Second Quarter 2007 Conference Call

Participants: Crocker Coulson, Leslie Richardson, Xiangzhi Chen, Anhui Guo

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Introduction: Leslie Richardson, CCG Elite

Good morning ladies and gentlemen, and good evening to those of you joining us from China. I am Leslie Richardson from CCG Elite, the Company’s investor relations firm. Welcome to ShengdaTech’s second quarter 2007 conference call. With us today are Xiangzhi Chen, ShengdaTech's Chief Executive Officer, and Anhui Guo, the Chief Financial Officer joining us from China. Also joining us is Crocker Coulson, President of CCG Elite. CCG Elite’s Mable Zhang will be providing translation for your questions and answers.

I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand especially in the tire and PVC industry, pricing and demand trends for the Company’s chemical products, the ability to attract new customers, ability to increase its product’s applications, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 9, 2007. ShengdaTech assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days. The webcast link is available in the press release we issued earlier today.

And now I will turn the call over to Crocker Coulson who will provide the Management Discussion section on behalf of ShengdaTech’s Chairman and CEO, Mr. Xiangzhi Chen.

Crocker Coulson

Thanks, Leslie.

Welcome everyone, and thank you for joining ShendgaTech’s second quarter 2007 conference call.

I’d like to begin by noting that on May 24th ShengdaTech’s common stock began trading on the NASDAQ Capital Market. This is an important milestone for us, reflecting our commitment to our shareholders as we execute our growth strategy.

We are happy to report another quarter of strong financial results. Revenue for the second quarter of 2007 was $22.7 million, up 59% from $14.3 million in the second quarter of 2006. Our NPCC business was the main driver behind this growth, and now represents 48% of total revenue compared to just 25% a year ago. Our chemical business continued to do well, increasing 10% from the same period last year.

Gross profit for the quarter increased to $7.7 million, up 92% from $4.0 million in Q2 2006. Our gross margin for the quarter was a record 33.8% compared to 28.0% in Q2 2006, a 580 basis point improvement.

Our margin improvement this quarter was mainly due to growth in NPCC business combined with efficiencies from our new NPCC factory in Xi’an, in the Shaanxi Province. This facility utilizes our proprietary membrane dispersion technology to reduce our production costs by 5-7%. In addition, because of its close proximity to our primary raw material, limestone, and lower labor and overhead costs, we have achieved cost efficiencies of up to 30% compared to our original Shangdong factory.

Our net income for the second quarter of 2007 was $6.0 million, or $0.11 per fully diluted share, up 91% from $3.2 million, or $0.06 per share in the second quarter of 2006.

Our strong financial results clearly demonstrate our progress in building a leadership position in NPCC market.

During the second quarter, we added seven new domestic customers. We doubled our sales force to 60 sales agents and are currently in the testing process with a number of potential new customers, including 12 PVC manufacturers, 20 tire manufacturers, 15 latex makers, 25 adhesive producers, and four paper makers. And we expect to add five or six new customers in the third quarter of 2007.

We are also making headway in expanding our penetration in adjacent Asian markets. During the second quarter we added a new customer in Malaysia for NPCC use in latex applications. In July, we received our first order from Singapore from another latex manufacturer. And this month we received our first order from a PVC manufacturer in South Korea and a rubber manufacturer in Thailand.

While we are putting a lot of effort toward increasing our customer base, I would like to point out that we have very strong relationships with our existing customers. In fact, many of our customers continued to increase orders with us as they are using greater amounts of NPCC in their products, applying NPCC to different products in the same category and expanding production. Given this strong demand, we are essentially selling our NPCC products as soon as new capacity comes online.

During the quarter, we made good progress in our planned capacity expansion. In June we completed two additional lines with capacity for 20,000 metric tons of NPCC production each. We began production on these lines in July and expect to reach full capacity by November. The addition of our two new lines brings total capacity for NPCC production using our exclusive membrane dispersion technology to 100,000 metric tons and our overall capacity to 130,000.

By the end of the year we plan on installing three additional lines, each with 20,000 metric tons of capacity, for an additional 60,000 metric tons of capacity. These new lines will use equipment made from stainless steel instead of the carbon steel used in our other lines. While at a relatively higher cost, our choice of stainless steel will yield a more stable and higher quality NPCC. This is necessary in order to meet the more exacting NPCC specifications from customers in the international market. This will prove to be an essential strategy to enable our successful expansion beyond China’s borders. Therefore, we view this as a solid investment. Once all lines are completed, our total capacity will be 190,000 metric tons.

We continue to work closely with potential customers to develop new applications for NPCC. The primary benefit our customers realize in their use of NPCC is that it reduces the overall cost of their end product. Yet, the exact NPCC benefits realized in their products is as diverse as the number of products that are made with NPCC. This is due to the customized formulas we develop for each customer.

To illustrate this point, I’d like to share with you some details on our new Malaysian customer to provide you with an example of the benefits that can be realized. This customer is a latex glove manufacturer. Previously this manufacturer was not using any filler in the production of its latex gloves. We worked with the customer to create a customized formula, and once we began testing the latex gloves with NPCC particles, the customer discovered that ShengdaTech’s NPCC products not only enhanced the air-tightness and water permeability of the glove, but it also reduced the amount of raw rubber required to manufacture the glove, thereby reducing the overall production cost.

From this example, it is clear that research and development is a very important element to our growth strategy. Our research and development efforts clearly are focused on producing new NPCC applications for polyethylene and polypropylene, as well applications for specialty paper and various paints, including automobile, and indoor and outdoor paints. It certainly is not limited to these applications as our key strategy is winning new customers by developing customized formulas to help them achieve lower production costs. This is Shengda Tech’s NPCC value proposition. To that end, our new R&D facility in Shanghai will house some of the finest chemists and technicians available. They are equipped with up-to-date equipment and tools that will totally support their efforts to continue with the innovations that will assure Shengda Tech’s continued market leadership.

As for our chemical business, we experienced steady demand during the quarter. In April, we upgraded the equipment in our chemical factory which helped reduce the cost of our raw material used and improved operating efficiencies. Although this required us to shut down production for 15 days we expect, over the long term, it will help control and reduce our cost of goods sold in this segment.

Now it is my pleasure to turn the presentation over to Leslie Richardson, who will discuss the second quarter financial results in greater detail. I will have some additional remarks when she is done, and then we will open the call up for questions.

Financial Results

Leslie Richardson

Our revenues for the second quarter of 2007 increased to $22.7 million, up 58.7% from $14.3 million in the same quarter of 2006. As Crocker mentioned, the increase in revenues for the quarter was primarily driven by the growth of our NPCC business which tripled year-over-year. While we slightly lowered our average sales price for NPCC in RMB during the quarter, in dollar terms, due to changes in the exchange rate, the average sales price increased slightly to $390 after the 17% value added tax or VAT.
Our product mix for the second quarter comprised of our high-margin NPCC segment generating 47.7% of revenue with the chemical segment generating the balance at 52.3%. This compares with the product mix from the same period a year ago when 75.3% of our revenue was generated from our chemical segment and 24.7% of revenue was generated from our NPCC segment.

NPCC revenues were $10.8 million for the quarter, up 207.8% from the second quarter 2006 of $3.5 million. The impressive year-over-year increase in revenue is due to the contribution of our new Xi’an NPCC facility in September, 2006 with 60,000 metric tons of NPCC capacity. On a sequential basis, NPCC revenue increased 20.6% which as a result of an increase in volume of 21%, or 4,780 metric tons, to 28,030 metric tons of NPCC sold from 23,250 metric tons in the first quarter of 2007. NPCC for the production of tires and PVC remains our largest contributor to revenue at 51.4% and 34.4% of total NPCC revenue, respectively. NPCC for use in latex and adhesives applications experienced the strongest quarter-over-quarter growth at 263.9% from Q1 07 representing 8.5% of NPCC revenue in the second quarter of 2007 compared to 2.8% of NPCC revenue in Q1 07. NPCC for use in printing ink and paints accounted for balance at 5.7% of revenue.

Chemical revenues for Q2 2007 were $11.9 million, up 10% from $10.8 million in the second quarter 2006. On a sequential basis, revenue from our chemical segment was down 10.2% due to the closure of the chemical factory for 15 days to upgrade equipment in April 2007. Liquid ammonia generated $4.1 million, or 34.1%, of the total chemical revenue; ammonium bicarbonate represented 30.2% of total chemical revenue while melamine and methanol represented 16.9% and 18.7% of total chemical revenue, respectively.

Our gross profit increased to $7.7 million in the second quarter, up 91.5% from $4.0 million in the prior year period. Gross margin for the quarter was a record 33.8% compared to 28.0% in the same quarter a year ago. As we discussed earlier, gross margin was favorably impacted by the increased contribution of high margin NPCC products as a percentage of overall product mix during the quarter.

Our selling expenses for the quarter were $355,855, or 1.6% of revenue compared to $204,449, or 1.4% of revenue, in the second quarter 2006. General and administrative expenses were $722,280, up 11.4% from $648,416 in the second quarter of 2006 primarily due to expenses incurred as a result of being a NASDAQ publicly listed company. As a percentage of revenue, G&A expenses decreased to 3.2% in the second quarter of 2007, down from 4.5% in the second quarter of 2006 due to cost efficiencies as the Company grows in scale.

Operating income for the second quarter 2007 was $6.6 million, up 109.2% from $3.1 million in the same period a year ago. Operating margin was 29% compared to 23% in the second quarter 2006.

Our net income for the quarter was $6.0 million, up 91.0% from net income of $3.2 million in the second quarter 2006. Net income in the second quarter includes a tax provision of $618,404 as the tax holiday on income generated from the original factory ended on December 31. Fully diluted earnings per share for the second quarter 2007 were $0.11 compared to fully diluted earnings per share of $0.06 in the second quarter 2006 and $0.10 in the first quarter 2007.

Now turning to the balance sheet,

As of June 30, 2007, ShengdaTech had $27.6 million in cash and cash equivalents, no long-term debt and $30.2 million in working capital. Net cash provided by operations as of June 30, 2007 was $13.8 million. Our Days Sales Outstanding or DSO increased to 27 days from 21 days in the first quarter. The increase in DSO is the result of a larger portion of our revenue coming from the NPCC segment. I would like to remind our listeners that it is our policy to only accept new orders from customers once their previous order has been paid in full. Shareholders’ equity stood at $70.0 million up from shareholders’ equity of $57.1 million as of December 31, 2006. We are confident that our healthy balance sheet can support our continuing investment in NPCC business through a combination of existing cash resources, cash from operations, and bank debt.

Our capital expenditure for the full year 2007 is expected to be $54 million, of which we have already spent $16.2 million. The balance of $37.8 million is intended to be used for the construction of the additional 60,000 metric tons of NPCC capacity.

As for our outlook for the rest of 2007, we remain very confident that there is sufficient demand to absorb our planned capacity expansion for 2007. We have an additional 60,000 metric tons capacity that is scheduled to come on line by year end 2007. And we have successfully won seven new domestic customers and one overseas customer in the past quarter, and we expect to add four or five new NPCC customers in the third quarter.

We are maintaining our year-end guidance of $96 to $98 million in revenues and net income in the range of $23 to $24.4 million.

Now I will turn the call back to Crocker who will provide some final remarks before we open up the call for questions and answers.

Crocker Coulson - Concluding remarks

Thanks, Leslie.

As you can see, ShengdaTech is successfully executing on a well laid out strategy to dominate the NPCC market in China. Our new capacity is being sold as soon as it is brought online as our current customers are increasing their orders for NPCC and we are building a steady pipeline of new customers in both domestic and international markets.

We continue to improve the production of our NPCC particles which we feel keeps us well ahead of the competition in both price and quality. We are the only manufacturers to use the membrane dispersion process which enables us to reduce the product cost while creating a purer and more versatile NPCC particle. This, in turn, enhances the benefits derived from NPCC and reduces overall production costs for our customers. This has allowed us to maintain our position as the only NPCC supplier to the tire industry and to be the dominate supplier to the rubber industry. We expect to continue improving our production process with the use of stainless steel equipment in our new production lines which will enable us to expand our international penetration. We also expect to continue to broaden our market applications through our research and development efforts.

The NPCC market is still in its infancy, providing a major opportunity to grow through existing applications and new applications in all our targeted markets.

One last note before I conclude the prepared remarks of this earnings call. We are heavily focused on our search for an English speaking, executive-level Finance officer to enhance communications with our shareholders in the U.S. We will keep you updated on our progress.

With that we would like to close by thanking our shareholders for your support. And I will now open the call up to any questions you may have for Mr. Xiangzhi Chen and Ms. Anhui Guo. Mabel Zhang will provide translation.